Exhibit 99.1

Metabolix, Inc. Adopts Shareholder Rights Plan

CAMBRIDGE, Mass.,  July 7,  2009 – Metabolix, Inc. (NASDAQ: MLBX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, announced today that its Board of Directors has adopted a Shareholder Rights Plan.

Richard Eno, President and CEO of Metabolix, stated, “The Board believes that a Shareholder Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event of any coercive takeover attempt.  The Plan was not adopted in response to any current effort to acquire control of the Company.  It is intended to provide the Board with sufficient time to consider any and all alternatives to maximize value to shareholders.”

The Metabolix Shareholder Rights Plan contains a “TIDE” provision, which requires an independent committee of the Board of Directors to review its Shareholder Rights Plan once every three years and to determine whether maintaining the Rights Plan continues to be in the best interest of the stockholders.

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Metabolix common stock to shareholders of record as of the close of business on July 8, 2009.  Initially, these rights will not be exercisable and will trade with the shares of Metabolix common stock.  Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Metabolix or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Metabolix.  If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Metabolix common stock having a value of twice the exercise price of the right. If Metabolix is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

About Metabolix, Inc.

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel(TM), a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-G)

Contacts

Media:	Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com
Investors:	Anthony Gallo, ICR, (203) 682-8335, anthony.gallo@icrinc.com

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